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                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months      Six Months
                                                       Ended            Ended
                                                      June 30,        June 30,
                                                        1996             1996
                                                   ------------      ----------

Net Income                                           $194,821         $280,644
                                                    =========        =========
Weighted average shares outstanding                 1,124,125        1,124,125

Reduction for common shares not yet
  released by Employees Stock Ownership Plan          (89,930)         (89,930)

Common stock equivalents due to dilutive
  effect of stock options
                                                         *                *
                                                    ---------        ---------
Total weighted average common shares and
  equivalents outstanding                           1,034,195        1,034,195
                                                    =========        =========
Pro- forma primary earning per share                    $0.19            $0.27
                                                    =========        =========
Total weighted average common                       1,034,195        1,034,195
  shares and equivalents outstanding
  for primary computation

Additional dilutive shares using the end
  of period market value versus the average
  market value when applying the treasury
  stock method
                                                        **               **
                                                    ---------        ---------
Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                       1,034,195        1,034,195
                                                    =========        =========
Pro-forma fully diluted earnings per share              $0.19            $0.27
                                                    =========        =========

*    Note:     No stock options were approved or granted as of June 30, 1996.

**   Note:     If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.
               This adjustment does not apply because there were no outstanding options at June 30, 1996.




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